                                                                     EXHIBIT 4.3

                                                                  Conformed Copy

                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of December 10, 2003 (this "Agreement"), among (i) Volume Services America Holdings, Inc., a Delaware corporation (the "Company"), (ii) BCP Volume L.P., a Delaware limited partnership ("BCP Volume") and BCP Offshore Volume L.P., a Cayman Islands exempted limited partnership, ("BOCP Volume," and together with BCP Volume, "Blackstone"), (iii) VSI Management Direct L.P., a Delaware limited partnership ("Management Direct," and together with Blackstone, the "Blackstone Group") and (iv) Recreational Services L.L.C., a Delaware limited liability company ("GE LLC," and together with the Blackstone Group, the "Investors," including any successors, assigns and transferees thereof).

                                   BACKGROUND

                  1. Prior to the initial public offering described below, the Investors are the beneficial holders of all the outstanding shares of common stock of the Company, par value $0.01 per share (including any securities issued or distributed in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination, "Common Stock").

                  2. The Company desires to conduct an initial public offering of its Income Deposit Securities ("IDSs"), representing shares of Common Stock and an aggregate principal amount of its subordinated notes ("Subordinated Notes") pursuant to a registration statement under the Securities Act of 1933, as amended (together with the rules and regulations of the SEC promulgated thereunder) in the United States and pursuant to a long form prospectus or any amendment or supplement thereto, in the English and French languages, under applicable securities laws in all the provinces of Canada (the "IPO").

                  3. On December 2, 2003, the Company effected a stock split (the "Stock Split") of 40,919.5305278882 shares of Common Stock for each share of Common Stock outstanding prior to such Stock Split, so that the Company's outstanding Common Stock totaled 13,612,829.12 shares as of such date and, as of the date hereof, the Company will issue 16,785,450 shares of Common Stock underlying the IDSs in respect of the IPO.

                  4. The Company, certain Investors and General Electric Capital Corporation ("GECC") are parties to the Amended and Restated Stockholders' Agreement, dated as of August 24, 1998, as amended (the "Existing Stockholders Agreement"), which agreement shall be replaced in its entirety by this Agreement upon completion of the IPO, and, as of the date hereof, GECC has consented to the IPO and this Agreement and has agreed not be a party to this Agreement.

                  5. Upon completion of the IPO, the Company shall repurchase from the Investors a portion of their shares of Common Stock and the Investors will retain a portion of their shares of Common Stock.

                  6. Pursuant to the underwriting agreement among the Company and CIBC World Markets Corp., UBS Securities LLC, RBC Dain Rauscher Inc., McDonald Investments Inc., a KeyCorp Company, BMO Nesbitt Burns Inc. and the other underwriters named therein (collectively, the "Underwriters"), dated December 4, 2003 (the "Underwriting Agreement"), the Company has agreed to sell 16,785,450 IDSs and has granted the Underwriters an option to purchase up to an additional 1,678,545 IDSs (the "Over-allotment Option").

                  7. If the Underwriters exercise their Over-allotment Option, the Company will repurchase a portion of the remaining shares of Common Stock held by the Investors.

                  8. Upon completion of the IPO, the Company, BCP Volume, BOCP Volume, Management Direct, GE LLC and certain members of management shall enter into a Registration Rights Agreement (the "Registration Rights Agreement") with respect to their shares of Common Stock and any IDSs and Subordinated Notes that the parties to such agreement may hold.

                  NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I

                      RESTATEMENT, REPURCHASE AND EXCHANGE

         1.1 AMENDMENT AND RESTATEMENT OF EXISTING STOCKHOLDERS' AGREEMENT; APPROVALS OF IPO TRANSACTIONS.

         (a) Each party hereto agrees that, upon completion of the IPO, (i) the Existing Stockholders' Agreement shall be amended and restated and replaced in its entirety with this Agreement and (ii) the terms of the Existing Stockholders' Agreement shall cease to be of any effect.

         (b) Each party hereto consents and agrees to take all action necessary for the completion of the IPO and the related transactions, including, without limitation, the execution and delivery of this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby, and consents to the Company entering into this Agreement, the Underwriting Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby.

         (c) Each party hereto ratifies its prior consent to the restatement of the certificate of incorporation of the Company and consents to the amendment and restatement of the by-laws of the Company as approved by the board of directors of the Company, substantially in the forms as filed by the Company as exhibits to the registration statement on Form S-1.

         1.2 REPURCHASE OF COMMON STOCK UPON IPO. Upon consummation of the IPO and in consideration for the payment by the Company of $48,310,593.35, at a price equal to $7.0583 per share of Common Stock, and the covenants and agreements herein contained, the parties hereto do hereby agree that the shares of Common Stock held by BCP Volume, BOCP Volume, Management Direct and GE LLC will be repurchased by the Company in the amounts described below and each of BCP Volume, BOCP Volume, Management Direct and GE LLC does hereby agree to deliver and duly transfer, or cause to be duly delivered and transferred, to the Company, certificates representing the number of shares of Common Stock held by each party in the amounts described below, free and clear of all liens, encumbrances and adverse claims:

Investor              Shares of Common Stock
--------              ----------------------
BCP Volume:                3,230,563.37

BOCP Volume:                 838,085.52

Management Direct:           290,694.68

GE LLC:                    2,485,161.54

         Simultaneous with such repurchase, the Company shall issue, or cause the transfer agent for the Common Stock to issue, new share certificates to the Investors in the name of the Investors representing the shares of Common Stock held by each Investor after giving effect to the repurchase pursuant to this
Section 1.2 with such legends as specified in this Agreement.

         1.3 REPURCHASE OF COMMON STOCK UPON EXERCISE OF OVER-ALLOTMENT OPTION. Upon exercise by the Underwriters of the Over-allotment Option and in consideration for the payment by the Company at a price equal to $8.5344 per share of Common Stock, and the covenants and agreements herein contained, the parties hereto do hereby agree that the shares of Common Stock held by BCP Volume, BOCP Volume, Management Direct and GE LLC in the Company shall be repurchased by the Company and each of BCP Volume, BOCP Volume, Management Direct and GE LLC does hereby agree, upon such exercise of the Over-allotment Option, to deliver and duly transfer, or cause to be duly delivered and transferred, to the Company, certificates representing the number of shares of Common Stock held by each party in the amounts described below, free and clear of all liens, encumbrances and adverse claims:

                   Maximum Number of Shares of Common Stock Assuming
Investor                Exercise of Over-Allotment Option in Full
--------                ------------------------------------------
BCP Volume:                         1,277,842

BOCP Volume:                          331,502

Management Direct:                    114,983

GE LLC:                               983,000

         Upon any partial exercise of the Over-Allotment Option, BCP Volume, BOCP Volume, Management Direct and GE LLC shall sell, and the Company shall purchase, such pro rata number of shares of Common Stock of each such Investor as will be purchased by the total proceeds received by the Company in such partial exercise of the Over-Allotment Option.

         Simultaneous with such repurchase, the Company shall issue, or cause the transfer agent for the Common Stock to issue, new share certificates to the Investors in the name of the Investors representing the shares of Common Stock, if any, held by each Investor after giving affect to the repurchase pursuant to this Section 1.3 with such legends as specified in this Agreement.

         1.4 TRANSFEREE EXCHANGE; LEGENDS. (a) With respect to any shares of Common Stock (other than shares subject to repurchase) held by the Investors, upon any sale of the shares of Common Stock (other than shares subject to repurchase) held by the Investors, such parties agree with the Company that at the option of the selling party, upon prior written notice to the Company, the Company shall exchange with the transferee in such sale a portion of the shares of Common Stock for an amount of Subordinated Notes such that the number of shares of Common Stock and amount of Subordinated Notes received by the transferee of such shares of Common Stock shall make an integral whole number of IDSs, with the initial exchange rate being one share of Common Stock per $9.30 principal amount of Subordinated Notes (such exchange rate subject to customary adjustment for adjustments specified in the definition of "Common Stock" set forth above) and the Company will pay cash at a price of 100% of the principal amount for any fractional portion of a Subordinated Note if the Subordinated Notes would not be an integral multiple of $5.70 (which is the principal amount per Subordinated Note represented by an IDS) so that such fractional portions need not be issued. The shares of Common Stock subject to exchange pursuant to this Section 1.4(a) can only be exchanged once by an Investor or any successor or transferee of an Investor.

         The parties hereto agree that, prior to any sale of shares of Common Stock in which there will be an exchange of a portion of such shares of Common Stock for an amount of Subordinated Notes pursuant to this Section 1.4(a), the following conditions must be met: (i) such sale and exchange shall comply with applicable laws, including, without limitation, securities laws, laws relating to the redemption of common stock and laws relating to the issuance of debt,
(ii) such sale and exchange shall occur pursuant to an effective registration statement in the United States and a receipted prospectus for all the provinces of Canada, (iii) such sale and exchange will not conflict with or cause a default under any material financing agreement, (iv) such sale and exchange shall not cause a mandatory suspension of dividends or deferral of interest under any material financing agreement as of the measurement date immediately following the proposed sale and exchange date, (v) the selling party shall have given the Company at least 30 but not more than 60 days advance notice of its desire to effect such sale and exchange and (vi) on or prior to such sale and exchange, for so long as the Credit Agreement, dated as of December 10, 2003, among the Company, Volume Services America, Inc., the guarantor parties thereto, KeyBank National Association, as Administrative Agent, Fronting Bank and Swingline Lender and the lenders parties thereto (the "Credit Agreement"), remains outstanding, the selling party shall pay to the Company from the proceeds of such sale an amount equal to five months interest on the aggregate principal amount of the Subordinated Notes that the Company has issued in such exchange (unless such amounts have been otherwise paid by or on behalf of the selling party), and Volume Services America, Inc. shall deposit such amount in the cash collateral account maintained under the Credit Agreement; provided, that the Company shall not be required to effect more than two (2) such transactions on behalf of the Investors in any 12 month period (other than a transaction effected pursuant to Article III of the Registration Rights Agreement) if such transactions would result in a determination that the Subordinated Notes to be issued require a different CUSIP number than the Subordinated Notes then outstanding.

                  (b) A copy of this Agreement and the Registration Rights Agreement shall be filed with the secretary of the Company and kept with the records of the Company. Each certificate representing shares of Common Stock subject to this Agreement shall bear the following legend on the face thereof (in addition to any legend required by state securities or "blue sky" laws):

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND ARE SUBJECT TO AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT. A COPY OF EACH OF THE STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE COMPANY'S PRINCIPAL OFFICES. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES represented BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH the PROVISIONS OF THE STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR
         (B) a TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION that IS EXEMPT FROM the PROVISIONS OF SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER and, IF REQUESTED, THE COMPANY MAY REQUIRE PROOF OF SUCH EXEMPTION. UPON CERTAIN TRANSFERS OF THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE, THE COMPANY SHALL EXCHANGE WITH THE TRANSFEREE A CERTAIN AMOUNT OF THE SHARES OF COMMON STOCK FOR THE COMPANY'S SUBORDINATED NOTES

         PURSUANT TO THE TERMS OF, AND SUBJECT TO THE LIMITATIONS CONTAINED IN, THE STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT. THE HOLDER OF THIS CERTIFICATE AGREES TO BE BOUND BY ALL oF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT."

         The Company agrees to promptly remove (or cause to be removed) the legend set forth above and to take such further action to remove any restrictions on the shares of Common Stock in connection with a transfer that is pursuant to a registration statement effective under the Securities Act and, if applicable, a receipted prospectus under applicable Canadian securities laws, or exempt from such registration or filing both in the United States and, if applicable, Canada.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants as follows:

         (a) Organization, Standing and Power. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own, operate and lease its properties and to carry on its business as currently conducted, and is qualified or licensed to do business and in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to so qualify would not, individually or in the aggregate, have a material adverse effect on the business, condition, financial or otherwise, or results of operations of the Company and its subsidiaries considered as a whole (a "Material Adverse Effect").

         (b) Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized, and no other corporate proceeding on the part of the Company or its stockholders is required. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Investors, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         (c) No Conflicts. To the best of the Company's knowledge, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation of the transactions to be performed by the Company contemplated by this Agreement will not (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Company, (b) conflict with, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any statute or law, or any rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on the Company or any of its subsidiaries, or any of their respective properties or assets, excluding from the foregoing clauses (b) and (c), conflicts, violations, breaches and defaults which, individually and in the aggregate, would not have a material adverse effect on the ability of the Company to perform its obligations hereunder.

         (d)      Validity of Stock.

                  (i) All outstanding shares of the Company's Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and have not been issued in violation of any pre-emptive rights, and BCP Volume, BOCP Volume, Management Direct and GE LLC have acquired valid and marketable title thereto from the Company, free and clear of any lien, claim, charge, equity or encumbrance of any kind.

                  (ii) Except for this Agreement, the Underwriting Agreement and as otherwise disclosed in each of the U.S. and Canadian prospectus relating to the IPO, there is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly:

                  (A) calls for the issuance, sale, pledge or other disposition of any shares of Common Stock or IDSs or of any other capital stock of the Company or any securities convertible into, or other rights to acquire, any such shares or other capital stock of the Company; or

                  (B) obligates the Company to grant, offer or enter into any of the foregoing; or

                  (C) relates to the voting or control of such shares of Common Stock or of IDSs or other foregoing securities;

                  provided, however, that the foregoing does not apply to any security, option, warrant, right, call, subscription, agreement, commitment or understanding relating to the partnership or membership interests of any of the Investors.

         (e) Compliance with Applicable Law. The Company and each of its subsidiaries are currently in compliance with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments, decrees, writs, requirements and injunctions of all governmental authorities in such jurisdictions where the Company and its subsidiaries do business, except where the failure to so comply would not, individually or in the aggregate, result in a Material Adverse Effect.

         (f) Consents and Approvals. No authorization, consent, order or approval of or notice to or filing with, any federal, state, provincial or local governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or of the performance of its obligations hereunder, except for those required under U.S. federal securities laws, state "blue sky" laws and/or Canadian securities laws in connection with the IPO and the Registration Rights Agreement, except for such authorizations, consents, orders or approvals the failure of which to obtain would not have a material adverse effect on the ability of the Company to perform its obligations hereunder.

         2.2 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. Each of the Investors hereby, severally and not jointly, represents and warrants as follows:

         (a) Authority. Each of the Investors has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by each of the Investors of their obligations hereunder has been duly authorized by each of the Investors and no other proceeding on the part of any Investor is required. This Agreement has been duly executed and delivered by the Investors and, assuming the due authorization, execution and delivery hereof by the Company, is a valid and binding obligation of the Investors, enforceable against each of the Investors in accordance with its terms.

         (b) No Conflicts. The execution and delivery of this Agreement by each of the Investors, the performance by each of the Investors of their obligations hereunder and the consummation of the transactions to be performed by each of the Investors contemplated by this Agreement will not (i) conflict with or result in any breach of any provision of the organizational documents of such Investor, (ii) conflict with, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any of the Investors is a party or by which any of them or any of their properties or assets may be bound, or (iii) violate any statute or law, or any rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on the Investors, or any of their respective properties or assets, excluding from the foregoing clauses (ii) and (iii), conflicts, violations, breaches and defaults which, individually and in the aggregate, would not have a material adverse effect on the ability of the Investors to perform their respective obligations hereunder.

         (c) Title to Shares. The Company shall, upon delivery of the shares of Common Stock held by the Investors as a result of (A) repurchase by the Company of the amount of such shares pursuant to Section 1.2 hereto or (B) repurchase by the Company of the amount of such shares pursuant to Section 1.3 hereto, obtain valid and marketable title to such Common Stock, free and clear of any lien, claim, charge, equity or encumbrance of any kind.

         (d) Consents and Approvals. No authorization, consent, order or approval of or notice to or filing with, any federal, state, provincial or local governmental authority is required in connection with the execution, delivery and performance by the Investors of this Agreement or of the performance of their respective obligations hereunder, except for those required under U.S. federal securities laws, state "blue sky" laws and/or Canadian securities laws in connection with the IPO and the Registration Rights Agreement.

                                   ARTICLE III

                                CERTAIN COVENANTS

         3.1 PERFORMANCE. Each of the parties hereto covenants and agrees that it shall not avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be reasonably necessary or appropriate to protect the rights of the parties hereto against impairment of their respective rights hereunder.

         3.2 ISSUABLE SUBORDINATED NOTES. The Company shall at all times have authorized and issuable under the indenture related to the Subordinated Notes a sufficient aggregate principal amount of Subordinated Notes so that the Company will be able to deliver the Subordinated Notes to the transferees of the Investors in accordance with the terms of this Agreement.

                                   ARTICLE IV

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

         4.1 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions on or prior to each of
(i) the date of repurchase by the Company of the shares of Common Stock upon completion of the IPO pursuant to Section 1.2 hereto, (ii) the date of repurchase by the Company of the shares of Common Stock upon exercise of the Over-allotment Option pursuant to Section 1.3 hereto and (iii) any transfer and exchange date pursuant to Section 1.4(a) hereto (each such date a "Performance Date"), as applicable:

         (a) Representations, Warranties and Covenants of the Investors. The representations and warranties of the applicable Investors contained in this Agreement shall be true and correct in all material respects when made and at and as of the applicable Performance Date as if made at and as of such date, and each of the applicable Investors shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at and as of the applicable Performance Date.

         (b) Consents. All governmental and regulatory consents, approvals, authorizations, declarations, filings and registrations necessary for consummation of the transactions contemplated hereby shall have been obtained.

         (c) No Governmental or Other Proceeding. There shall not exist any statute, rule, regulation, executive or other order, judgment, injunction, stay or decree that restrains or prohibits the Company from consummating the transactions contemplated hereby, and there shall be no litigation or administrative or regulatory proceeding pending or threatened which, in the reasonable judgment of the Company, is likely to restrain, prohibit or result in the imposition of materially adverse conditions on the ability of the Company to consummate any of such transactions.

         4.2 CONDITIONS TO OBLIGATIONS OF THE INVESTORS. The obligation of the Investors to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions on or prior to each Performance Date, as applicable:

         (a) Representations, Warranties and Covenants of the Company. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects when made and at and as of the applicable Performance Date, as if made at and as of such date, and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at and as of the applicable Performance Date.

         (b) Consents. All governmental and regulatory consents, approvals, authorizations, declarations, filings and registrations necessary for consummation of the transactions contemplated hereby shall have been obtained.

         (c) No Governmental or Other Proceeding. There shall not exist any statute, rule, regulation, executive or other order, judgment, injunction, stay or decree that restrains or prohibits the applicable Investor from consummating the transactions contemplated hereby, and there shall be no litigation or administrative or regulatory proceeding pending or threatened which, in the reasonable judgment of the applicable Investor, is likely to restrain, prohibit or result in the imposition of materially adverse conditions on the ability of the such Investor to consummate any of such transactions.

         (d) Registration Rights Agreement. On the consummation of the IPO, the Company shall have executed and delivered the Registration Rights Agreement and on the applicable Performance Date, the Registration Rights Agreement shall be in full force and effect pursuant to its terms.

                                    ARTICLE V

                                  MISCELLANEOUS

         5.1 TERM. Unless otherwise agreed to in writing by the parties hereto, the term of this Agreement shall commence on the date hereof and end on the date, if any, on which the Company shall have advised the Investors that it has abandoned its plans to consummate the IPO, and otherwise shall end when no shares of Common Stock are subject to exchange pursuant to Section 1.4(a) hereto.

         5.2 SUCCESSORS. All the provisions of this Agreement by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns and the parties agree that any transferee by distribution in kind of shares of Common Stock shall be deemed to be a successor party to this agreement upon accepting such shares of Common Stock.

         5.3 NO ASSIGNMENT. The Company may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of each Investor. Subject to applicable law and the following sentence, the Investors may assign their rights under this Agreement in whole or in part only in accordance with this Agreement and, if applicable, in accordance with
Section 7.8 of the Registration Rights Agreement. Each transferee, by accepting the transfer of any Common Stock from an Investor or a subsequent transferee, will be deemed to have agreed to be bound by this Agreement as an Investor (and if the transferee agrees in writing to be bound by this Agreement, such Investor shall be released from any obligations under this Agreement). Any purported assignment in violation of this Agreement shall be void.

         5.4 HEADINGS. The headings of articles and sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

         5.5 REMEDIES; AMENDMENT. The rights and remedies of the parties hereto are cumulative and not exclusive of any rights or remedies which they would otherwise have. This Agreement may be amended or modified only by a written instrument signed by each of the parties hereto; provided however, that if any Investor no longer owns any shares of Common Stock, such Investor shall no longer be a party to this Agreement and shall not be required to sign such written instrument.

         5.6 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, and such invalid, void or otherwise unenforceable provisions shall be null and void. It is the intent of the parties, however, that any invalid, void or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by law.

         5.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the laws of the State of Delaware are mandatorily applicable.

         5.8 NOTICES. Any notice, request, instruction or other document (each, a "notice") to be given hereunder by any party hereto to any other party hereto shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile transmission, or registered or certified mail, postage prepaid, to the parties hereto at the following addresses or to such other addresses as any party hereto shall hereafter specify by notice to the other party or parties hereto:

                  (a) If to the Company to:

                           Volume Services America Holdings, Inc.
                           300 First Stamford Place
                           Stamford, CT 06902
                           Attention: Janet Steinmayer

                  (b) If to the Blackstone Group to:

                           The Blackstone Group
                           345 Park Avenue
                           31st Floor
                           New York, NY 10154
                           Attention:  Howard Lipson

                  (c) If to the GE LLC to:

                           GE Capital Corporation
                           201 High Ridge Road
                           Stamford, CT 06927
                           Attention: Barbara Lane

         Any notice, request, instruction or document shall be deemed to have been received on the date of delivery thereof.

         5.9 COUNTERPARTS; FACSIMILE SIGNATURE. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. This Agreement may be executed by facsimile signature.

         5.10 ENTIRE AGREEMENT. This Agreement and the Registration Rights Agreement constitute the entire agreements and understandings of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein and in the Registration Rights Agreement. This Agreement and the Registration Rights Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

                  IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED STOCKHOLDERS AGREEMENT as of the day and year first above written.

                                    VOLUME SERVICES AMERICA HOLDINGS, INC.

                                    By:         /s/ Kenneth R. Frick
                                        ------------------------------------
                                        Name:  Kenneth R. Frick
                                        Title: Executive Vice President
                                               & Chief Financial Officer

                                    BCP VOLUME L.P.

                                    By: Blackstone Capital Partners II
                                        Merchant Banking Fund L.P.

                                        By: Blackstone Management Associates II
                                            L.L.C., as General Partner

                                            By:      /s/ Howard A. Lipson
                                                -------------------------------
                                                Name:  Howard A. Lipson
                                                Title: Attorney-in-fact

                                    BCP OFFSHORE VOLUME L.P.

                                    By:  Blackstone Offshore Capital Partners
                                         II L.P.

                                         By: Blackstone Management Associates
                                             II L.L.C., as General Partner

                                             By:     /s/ Howard A. Lipson
                                                 ------------------------------
                                                 Name:  Howard A. Lipson
                                                 Title: Attorney-in-fact

                                         By: Blackstone Service (Cayman) LDC, as
                                             Administrative General Partner

                                             By:     /s/ Howard A. Lipson
                                                 ------------------------------
                                                 Name:  Howard A. Lipson
                                                 Title: Attorney-in-fact

                                    VSI MANAGEMENT DIRECT, L.P.

                                    By:  VSI Management I L.L.C., as General
                                         Partner

                                         By:          /s/ Kenneth R. Frick
                                             ----------------------------------
                                             Name:  Kenneth R. Frick
                                             Title: Managing Member

                                         By: Blackstone Management Associates II
                                             L.L.C., as Managing Member

                                             By: /s/ Howard A. Lipson
                                                 ------------------------------
                                                 Name:  Howard A. Lipson
                                                 Title: Attorney-in-fact

                                     RECREATIONAL SERVICES L.L.C.

                                     By:  General Electric Capital Corporation,
                                          as Managing Member

                                          By:      /s/ James C. Ungari
                                              ----------------------------------
                                              Name:  James C. Ungari
                                              Title: Vice President